Exhibit 99.3

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated February 7, 2011, as Annex B to, and the references thereto under the captions “Summary — The Merger — Financing Relating to the Merger,” “Summary — Opinions of Financial Advisors — Opinions of Rehabcare’s Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors,” “The Merger — Opinion of RehabCare’s Financial Advisor — CGMI” and “The Merger — Summary of RehabCare Projections” in the Joint Proxy Statement/Prospectus of Kindred Healthcare, Inc. and RehabCare Group, Inc., which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Kindred Healthcare, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

New York, New York

March 24, 2011